CSL

CAMBRIDGE SENSORS LIMITED
Unit 9 Cardinal Park
Godmanchester, Huntingdon
Cambs PE29 2XG, UK
Tel: +44 (0) 1480 482920
Fax: +44 (0) 1480 482921
e-mail: enquiries@cs-limited.co.uk

Mt Tan Seikmann & Mr Stefan Schrapps
Safe-Com GmbH & Co. KG
Burg Lichtenfels
D-35104
Lichtenfels
Germany

November 20th 2006

Dear Mr Schrapps & Mr Seikmann

Re: ASSIGNMENT OF RIGHTS

By way of this letter Safe-com GmbH & Co. KG, a corporation established under the laws of Germany with its principal place of business at Burg Lichtenfels 1, 35104 Lichtenfels, Germany ("**SAFE-COM**"), and Cambridge Sensors Limited, a corporation established and existing under the laws of the United Kingdom having its principal place of business at Unit 9, Cardinal Park, Godmanchester, Huntingdon, Cambs, PE29 2XG,, England United Kingdom ("**CSL**"), (collectively referred to hereafter as the **"Parties")** agree that the entire obligations, duties and rights held by SAFE-COM in the AGREEMENT made and entered into as of January 23rd 2006 by and between the Parties are assigned to:

GlucoTel Scientific, Inc.
The Corporation Trust Company of Nevada, whose registered address is 6100 Neil Road, Suite 500, Reno, Nevada 89511, USA

As of the date of Nov. 21st 2006.

And that further the work plan in the AGREEMENT is entirely replaced by the new work plan attached.

Signed and agreed to:

For Cambridge Sensors Ltd. J. Mclean Title Director.

For SAFE-COM [signature] Title Managing Director

PRODUCT SUPPLY AGREEMENT

This AGREEMENT is made and entered into as of January 23rd 2006 by and between Safe-com GmbH & Co. KG, a corporation established under the laws of Germany with its principal place of business at Burg Lichtenfels 1, 35104 Lichtenfels, Germany (**"SAFE-COM"**), and Cambridge Sensors Limited, a corporation established and existing under the laws of the United Kingdom having its principal place of business at Unit 9, Cardinal Park, Godmanchester, Huntingdon, Cambs, PE29 2XG,, England United Kingdom (**"CSL"**).

BACKGROUND:

A. CSL is engaged in the business of developing, manufacturing and marketing a range of electrochemical disposable sensor strips and related products, including a glucose sensor testing strip as more fully described on Exhibit A (the **"Product"**) and has received or applied for certain patents relating to the Product in various jurisdictions as more fully described on Exhibit A. CSL has established a manufacturing plant for the production of the Product in Cambridge, England (the **"Production Facility"**).

B. SAFE-COM wishes to engage CSL to manufacture a version of the Product according to the specifications of SAFE-COM as set forth on Exhibit B (the **"SAFE-COM Product"**) and to obtain an exclusive, royalty-free license to market and sell the SAFE-COM Product worldwide. The SAFE-COM Product is to be designed and manufactured in such a manner that it will be correctly operable only in an instrument to be developed and sold by SAFE-COM.

C. Both parties desire to establish a long-term business relationship in which CSL will manufacture and supply and SAFE-COM will purchase certain minimum amounts of the SAFE-COM Product on the terms and conditions contained in this Agreement.

D. In connection with the development of the SAFE-COM Product, SAFE-COM will pay certain amounts to CSL on the terms and conditions contained in this Agreement to cover the costs of adapting its Product for use with the instrument to be sold by SAFE-COM.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, and for good and other valuable consideration, the receipt and sufficiency of which the parties acknowledge, and intending to be legally bound by this Agreement, the parties agree as follows:

Article I
Definitions and Exhibits

1.1 Definitions. The following terms, when capitalized, shall have the following meanings in this Agreement:

(a) **"SAFE-COM Product"** means a single test strip which is the version of the CSL Product manufactured by CSL according to the specifications of SAFE-COM as listed on Exhibit B attached to this Agreement or adopted by the Parties in writing. The SAFE-COM Product falls within the claims of Application number PCT/GB/01624 as

described on Exhibit A. The SAFE-COM device used to read the SAFE-COM product is referred to as the **"SAFE-COM Instrument"**

(c) **"SAFE-COM Product Commitments"** means that aggregate amount of the SAFE-COM Product that CSL is obligated to manufacture and supply to SAFE-COM pursuant to this Agreement.

(d) **"Confidential Information"** means information that either Party reasonably considers confidential and proprietary and which is more fully described in Section 6.

(e) **"Effective Date"** means the date first written above.

(f) **"€"** means Euro

(g) **"Net Selling Price"** means the sales price for the SAFE-COM Product less any discounts or returns.

(h) **"Party"** means CSL or SAFE-COM, as is appropriate in the context.

(i) **"Parties"** means both CSL and SAFE-COM.

(j) **"CSL Product"** means a range of electrochemical disposable sensor strips, including a glucose sensor testing strip as more fully described on Exhibit A to this Agreement. The CSL Product falls within the claims of the patents and patent applications as described on Exhibit A.

(k) **"Purchase Order"** means a document, substantially in the form of Exhibit C as attached hereto, or as updated or replaced by SAFE-COM from time to time, by means of which document SAFE-COM indicates its intent to order, take delivery of, and pay for the number of SAFE-COM Product specified on such document.

(l) **"Unit"** means 1 vial containing 50 SAFE-COM Products or as otherwise agreed between the parties. "Unit of 10" means 1 vial containing 10 SAFE-COM Products.

(m) **"US $"** means United States dollars.

(n) **"Affiliate"** means in respect of each Party any business entity controlled by or under common control with such party; for the purposes hereof, "control" shall mean as to any entity, effective ownership of more than 50% of the voting capital, stock, voting partnership shares or comparable owner equity in such entity;

(o) "Arising Intellectual Property" means all rights arising from the Development Workplan including the intellectual property rights based on any invention, discovery, design software or knowledge made in the course of the Development Workplan.

1.2 Exhibits. The following exhibits are attached to this Agreement and are by this reference incorporated into this Agreement:

Exhibit A	The Product; Jurisdictions Where Patents Have Been Received or Applied For
Exhibit B	The SAFE-COM Product Description; Specifications for SAFE-COM Instrument
Exhibit C	Form of Purchase Order
Exhibit D	Minimum Purchase Requirement
Exhibit E	SAFE-COM Product Price
Exhibit F	Development Work Plan

Article II
Manufacture and Supply of the SAFE-COM Product

2.0 The Parties have agreed a Development Work Plan (Exhibit F), including the updated timeline commitment of 1st January 2006, that covers the steps necessary to develop the version of the Product into the SAFE-COM Product and to adapt the Product so that it operates correctly with the SAFE-COM Instrument. This work plan cover the items described in Exhibit F and excludes the costs of certain items listed in exhibit F, page 8. It is the view of CSL that these additional items will need to be carried out by the Parties or other appointed by them, for the Development Work Plan to be successful.
The costs of this Development Work Plan shall be reimbursed to CSL according to the following schedule:

Phase 1	Amount to be paid 10,000.00 €
Phase2	Amount to be paid 60,000.00 €
Phase 3	Amount to be paid 80,000.00 €
Phase 4	Amount to be paid 0
Phase 5	Amount to be paid 0
Total	€ 150,000.00

SAFE-COM shall pay for each Phase at the beginning of each phase. The payment for Phase 1 to be made within 10 days of the Effective date. At the end of each Phase CSL shall in writing inform SAFE-COM of the completion of the Phase, SAFE-COM shall have the right to cancel the Development Work Plan by giving written notice in writing to CSL within 30 days of the end of the previous Phase. Should SAFE-COM wish to continue the program it shall pay for the next Phase within 30 days of the completion of the previous Phase.

Information regarding the performance of the SAFE-COM Product shall be supplied at the end of each Phase to SAFE-COM and CSL shall diligently co-operate with SAFE-COM to achieve CE marking of the SAFE-COM Product as envisaged in the Development Work Plan.

Any Arising Intellectual property in the area of glucose sensors, the CSL Product or the SAFE-COM Product shall be the exclusive property of CSL.

Any Arising Intellectual property in the area of the SAFE-COM Instrument used to read the SAFE-COM product shall be the exclusive property of SAFE-COM.

CSL shall use its reasonable best efforts to complete the Development Work plan as described in Exhibit F, but makes no warranties or guarantees to SAFE-COM regarding the success of the Development Work plan. CSL shall be in no manner liable if the Development Work plan is unsuccessful in spite of CSL's reasonable efforts.

2.1 Manufacture and Sale. CSL agrees to manufacture the SAFE-COM Product in accordance with the specifications from SAFE-COM for the SAFE-COM Product as detailed on Exhibit B of this Agreement and in accordance with the manufacturing standards set forth in Article IV of this Agreement. CSL agrees to sell the SAFE-COM Product to SAFE-COM and SAFE-COM agrees to purchase the SAFE-COM Product from CSL on the terms and conditions of this Agreement. From time to time Exhibit B may be amended, supplemented, or replaced, as agreed by the parties in writing.
The costs of the Development Work Plan exclude the cost of any upgrades to production facilities.

2.2 SAFE-COM Design. While SAFE-COM acknowledges that CSL will market other versions of the CSL Product to other parties worldwide, CSL agrees that the SAFE-COM Product will be designed and manufactured in a manner to render it capable of being correctly used, correctly sold or correctly marketed, and correctly operable only in a meter to be sold by SAFE-COM (the **"SAFE-COM Instrument"**), the parameters of which are described on Exhibit B, *and* the same may be amended by SAFE-COM with CSL's agreement from time to time. However, the parameters of the SAFE-COM Instrument may not be changed to make it possible for the SAFE-COM instrument to correctly use other versions of the CSL Product sold or being developed for other marketing partners of CSL. Any other versions of the Product marketed by CSL shall be differentiated from the SAFE-COM Product by features that may include, but not exclusively limited to one or more of the following: labelling, different contacts, and/or different contact positions, and/or different calibration methods, and/or different numbering sequences for calibration, and/or different ROM keys and/or shapes or different colors. The other versions of the CSL Product will have one or more differentiating features such that they are not correctly operable in the SAFE-COM Instrument. Except as agreed by SAFE-COM in writing, CSL shall not during the term of this Agreement or at anytime thereafter manufacture for or directly or indirectly supply to any other party any Product that is correctly operable or correctly used in, or sold or marketed for correct use in, the SAFE-COM Instrument.

2.3 Supply. CSL shall use its reasonable best efforts to supply the SAFE-COM Product ordered by SAFE-COM in accordance with the delivery requirements set forth in each Purchase Order from SAFE-COM.

2.7 Government Permission and License. All government permissions, licenses, permits, and the like that are required in connection with the manufacture, supply or export of the SAFE-COM Product shall be the responsibility of CSL only. Upon request by SAFE-COM, CSL shall provide SAFE-COM with evidence that CSL has obtained all of the required permissions, licenses and permits. SAFE-COM will be responsible for world-wide regulatory compliance issues pertaining to the SAFE-COM Product, in such countries SAFE-COM elects to offer and sell the SAFE-COM Product. In addition, SAFE-COM will be responsible for all regulatory and clinical studies in connection with the submission of any 510(k) or other regulatory approval with respect to the SAFE-COM Product with a instrument supplied by SAFE-COM. CSL agrees to promptly and diligently cooperate with SAFE-COM in connection with any regulatory compliance or approval/clearance matters.

Article III
Purchases and Terms

3.1 Purchase Requirements. SAFE-COM agrees to purchase SAFE-COM Product during each year during the term of this Agreement in accordance with the minimum amounts established for such year pursuant to Section 3.2 of this Agreement (the **"Minimum Purchase Requirement"**). If SAFE-COM fails to purchase 40% of any Minimum Purchase Requirement in any year of this Agreement, this shall constitute a material default of this Agreement under Section 7.2.

3.2 Determination of Minimum and Maximum Purchase Requirements. (a) SAFE-COM's Minimum Purchase requirement for the initial 5 year period with further option of 5 year period of this Agreement shall be that specified in Exhibit D attached hereto. The Minimum Purchase Requirement for the periods following the initial five-year term (the **"Revised MPR"**)

shall be agreed upon by the Parties no later than December 1, 2010, and in the event the Parties fail to reach agreement as to the applicable Revised MPR prior to such date, the Parties agree the Revised MPR shall be determined by arbitration under Section 9.

(b) The maximum amount of SAFE-COM Product that SAFE-COM can purchase annually under this Agreement, including any revisions of the Minimum Purchase Requirement under Section 3.2(a) of this Agreement, and the utilization of new production capacity, shall be 8 million Units and in the event the Parties fail to reach agreement as to the applicable revised maximum amount of the SAFE-COM product to be delivered subsequent to the initial term, the Parties agree that the revised amount shall be determined by arbitration under Section 9.

3.3 Prices. The price of the SAFE-COM Product shall be as described on Exhibit E. All payments shall be made in Euro unless otherwise explicitly agreed in writing by the Parties. All prices shall be revised annually at intervals beginning twelve (12) months after the Effective Date by the **Producer Price Index of the UK** or any equivalent or successor **price index**.

3.4 Payment Terms. For the initial twelve (12) months of commercial shipments under this Agreement, SAFE-COM will pay CSL ten percent (10%) in cash upon placement of a Purchase Order with CSL and the balance to CSL within thirty (30) days after receipt and acceptance by SAFE-COM of the complete order, such acceptance to be given within 10 days of receipt. Thereafter, SAFE-COM will pay CSL ten percent (10%) in cash upon placement of the Purchase Order with CSL with the remainder due to CSL within thirty (30) days after receipt and acceptance by SAFE-COM of the complete order, such acceptance to be given within 10 days of receipt. Without prejudice to any other right or remedy of CSL under this Agreement, if any payment due to CSL under this Agreement is overdue then SAFE-COM shall pay interest thereon (before and after any judgment) at a monthly rate (but with interest accruing on a daily basis) of 2% above the base rate from time to time of Barclays Bank PLC, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest. CSL may furthermore without liability to SAFE-COM immediately suspend all deliveries of SAFE-COM Products until such payment is received (together with interest as referred to above).

3.5 Retention of Title. Until title in the SAFE-COM Products has passed to SAFE-COM in each case, SAFE-COM shall be in possession of them as a bailee of the Products for CSL and shall store the SAFE-COM Products, properly insured and protected, separately from any products belonging to SAFE-COM or any third party, and clearly marked an identifiable as being CSL's property. CSL shall be entitled to enter SAFE-COM's premises upon reasonable notice to verify SAFE-COM's compliance with this Clause. If SAFE-COM fails to make any payments to CSL when due, or any of the circumstances set out in Section 7.3 arise in respect of SAFE-COM or this Agreement terminates for any reason whatsoever, CSL will have the right, without prejudice to any other remedies:

(a) to enter, without prior notice, any premises where SAFE-COM Products owned by CSL may be, and to repossess and dispose of any such SAFE-COM Products; and/or

(b) to require SAFE-COM not to resell or part with possession of any SAFE-COM Products owned by CSL until SAFE-COM has paid in full all sums due to CSL under this Agreement.

3.6 Shipment Terms. Adhering to the delivery schedule specified in each Purchase Order, CSL shall deliver the ordered SAFE-COM Product FOB (as defined in Incoterms 2000) Cardinal Way, Godmanchester Huntingdon, UK. CSL shall use its commercially reasonable efforts to ship all orders within ninety (90) days of receipt of a Purchase Order but shall be in no manner liable for any failure to do so. Risk in each consignment of SAFE-COM Products shall pass to SAFE-COM on delivery, and title to it upon payment in full.

3.7 Nonconforming Goods. Each SAFE-COM Product sold to SAFE-COM shall conform materially to the physical, performance, and quality specifications for the SAFE-COM Product according to the applicable Exhibit B. Replacement of defective SAFE-COM Product will be made by CSL without charge, promptly upon receipt of notice from SAFE-COM the SAFE-COM Product is defective; **provided, however**, that the notice shall indicate the nature of the defect(s) and the grounds for SAFE-COMs observations of such defect(s); **provided, further**, that if CSL so requests, SAFE-COM shall return to CSL such defective SAFE-COM Product, at the expense of CSL; **provided, further**, that if SAFE-COM so elects by notice to CSL, SAFE-COM will not require replacement of the defective SAFE-COM Product but shall deduct the price of such SAFE-COM Product from the amount otherwise payable by SAFE-COM to CSL for the SAFE-COM Product. If upon further testing at CSL's location or elsewhere the products indicated by SAFE-COM to be defective are shown to SAFE-COM's reasonable satisfaction not to be defective, they shall be returned to SAFE-COM once more, if they are not still in the possession of SAFE-COM and SAFE-COM shall pay the contracted price for them, in addition to all reasonable, actual transportation costs; **provided, however**, in no event shall SAFE-COM be required to accept or pay for any SAFE-COM Products if such further testing (and return to SAFE-COM) by CSL of the applicable SAFE-COM Products take longer than forty five *(45)* days.

3.8 Purchase Orders. SAFE-COM shall order SAFE-COM Product by issuing Purchase Orders in a form similar to that attached to this Agreement as Exhibit C. Exhibit C may be amended or replaced by SAFE-COM from time to time, effective thirty (30) days after notice thereof to CSL; provided, however, that any changes in terms and conditions indicated on the Purchase Order form shall be effective only upon written agreement of CSL.

3.9 Forecasts. SAFE-COM shall provide, on a calendar quarterly basis, a non-binding order forecast reflecting SAFE-COM's good faith estimate of its requirements, month by month, for the immediately succeeding twelve (12) months. The first 3 months of this forecast shall be binding, the second three months are binding but can be rescheduled over a further 3 month period and the last 6 months shall be indicative only.

Article IV
Manufacturing Standards; Warranties of CSL

4.1 Standards and Processes. CSL shall at all times maintain procurement, manufacturing, and testing processes that meet or exceed quality standards manufacturing specifications and testing processes which the parties shall agree in writing from time to time.

4.2, 4.3 [Intentionally Omitted.]

4.4 Cooperation Regarding SAFE-COM Instrument. SAFE-COM shall have sole discretion to determine the manufacturer and supplier of the SAFE-COM Instrument in which the SAFE-COM Product will be operable. CSL agrees to cooperate with such manufacturer to the

extent requested by SAFE-COM and CSL shall provide, with fair and reasonable compensation for its time and efforts in this regard paid for by SAFE-COM, such manufacturer with all necessary information relating to the SAFE-COM Product to permit such manufacturer to manufacture the SAFE-COM Instrument in such a manner that the SAFE-COM Instrument will integrate with, and be correctly operable with, the SAFE-COM Product; **provided, however**, that CSL may require such manufacturer to enter into a confidentiality agreement to protect CSL's proprietary technologies; provided, further, any reasonable expenses incurred by CSL in connection with manufacturing changes necessitated by any material design change requested by SAFE-COM to the SAFE-COM Product shall be borne by SAFE-COM. CSL shall be in no manner liable for any defect or malfunction in any SAFE-COM Product caused by defective integration with a SAFE-COM Instrument or use with a defective SAFE-COM Instrument. Both parties shall use their reasonable efforts to fulfil the objectives of the co-operation allowing SAFE-COM to designate a manufacturer and supplier of the SAFE-COM Instrument.

4.5 Notice of Change in Product. Following the receipt by CSL of FDA 510(k) or CE clearance of the SAFE-COM Product, CSL shall provide thirty (30) days advance written notice to SAFE-COM of any proposed changes to the design or functionality of the Product.

4.6 Quality Audit. SAFE-COM may from time to time, upon reasonable notice and during business hours, visit CSL's Production Facility(ies) and review its production and quality control procedures. However, SAFE-COM representatives shall have no right to copy or transmit any documentation or information on such reviews and CSL shall further have the right to redact proprietary information from any such documentation prior to such review. CSL shall deliver to SAFE-COM test samples of the SAFE-COM Product produced by it on reasonable notice by SAFE-COM. CSL agrees to cooperate with any quality assurance agencies with respect to the development, production, marketing or sale of the Product or the SAFE-COM Product. Such reviews shall be limited to four during each calendar year during this Agreement.

4.7 Covenants, Representations and Warranties of CSL. CSL covenants, warrants and represents to SAFE-COM that:

(a) CSL shall manufacture the SAFE-COM Product in compliance with specifications from SAFE-COM as set forth in Exhibit B.

(b) the SAFE-COM Product shall be of merchantable quality and shall be materially free from defects in workmanship and materials at the time of shipment.

(c) The SAFE-COM Product shall conform to all applicable requirements of the United States Food and Drug Administration (the **"FDA"**) and In Vitro Device Directive of the European Union (**"IVDD"**) and CSL further warrants that it either has met or is in the process of meeting all requirements for FDA Good Manufacturing Practices, International Standarization Organization (**"ISO"**) 9001 and IVDD. CSL further warrants that it shall promptly advise SAFE-COM in writing of all matters relating to material problems with regulatory bodies. SAFE-COM shall agree to keep all such information confidential.

(d) CSL shall be responsible for providing replacement, or repair for the defective parts and materials of any SAFE-COM Product that occurs during manufacture or during the eighteen (18) month following the date of shipment by CSL, for quality failure in normal operation of the SAFE-COM Product, excluding normal wear and tear, damage due to negligent use or storage, or integration with instruments not authorized by

CSL, or integration with defective instruments or defective integration with working instruments.

(e) CSL shall provide to SAFE-COM, with respect to the *SAFE-COM* Product and related technology and information, a list of all patents and trademarks applied for and all patents and trademarks granted, as well as any and all copyright registrations made, in any jurisdiction, which information shall be supplied to SAFE-COM. A complete list (as of the date hereof) of such applied for and granted patents and trademarks is attached hereto on Exhibit A. CSL further warrants that the information described on Exhibit A is true and complete as of the Effective Date.

(f) To the best of CSL's knowledge (having made no investigation save for compiling the intellectual property report dated June 5th 2001 sent to SAFE-COM prior to the signing of this Agreement), CSL has world-wide rights to all right, title and interest in all patents, trademarks, know-how and all other intellectual property relating to the SAFE-COM_Product, and has diligently pursued patent protection in most significant markets throughout the world, and that CSL has diligently protected and shall continue diligently to protect trade secrets, know-how, and other intellectual property throughout the world. In this Section 4.7 (g) "diligently" means that CSL has pursued, maintained and defended such patent protection in the main markets listed in Appendix A.

4.8 Third Party Infringement.

(a) Notice of Infringement. If either Party learns of the substantial, continuing infringement of any of CSL's intellectual property rights in or to the Products (an "Infringement"), such Party shall so inform the other Party in writing. Both Parties shall use good faith efforts in cooperation with each other to terminate such Infringement without litigation.

(b) Legal Action. SAFE-COM may request that CSL take legal action against the Infringement. If the Infringement has not been abated within thirty (30) days following such request, CSL may elect to: (i) commence suit on its own account; or (ii) refuse to commence the suit. CSL shall give written notice of its election to SAFE-COM by the end of thirty (30) days after receiving notice of the request from SAFE-COM. If CSL elects not to commence suit (other than as nominal party plaintiff) within such period, SAFE-COM may thereafter request permission from CSL to bring suit for such Infringement and CSL agrees to consider such request in good faith and make its determination in a commercially reasonable manner. CSL shall thereafter promptly notify SAFE-COM of its decision. If either Party brings suit in accordance with this section, the other Party may thereafter join such suit at its own expense. All recoveries in such suit (whether initiated by a Party of its designee, or brought as a counterclaim in a suit commenced by a third party) will first be used to reimburse the Party bringing the suit for its costs incurred in connection therewith, and any remaining amounts shall be shared between the Parties, on the basis of the proportionate harm to them arising from the Infringement.

(c) Cooperation. For legal actions brought under this article, each Party shall cooperate with the other in litigation proceedings instituted under this Agreement (including without limitation by joining as a nominal party) but, except for attorney's fees, at the expense of the Party by whom suit is brought. The Party bringing the suit will control that litigation, except that the other Party may elect to be represented at its own

expense by counsel of its choice. Upon the request and at the expense of SAFE-COM, CSL shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in its possession. Each Party shall pay its own legal fees in connection with any legal action brought under this Article.

4.9 Indemnification.

(a) (intentionally ommitted)

(b) CSL shall indemnify, defend and hold harmless SAFE-COM, its successors, subcontractors, agents, employees, officers and directors, from and against any and all claims, costs, demands, liabilities, losses, damages and expenses of whatever nature, including the reasonable attorneys' fees (collectively **"Losses"**) arising out of or due to a failure of the SAFE-COM Product manufactured by CSL to conform to the specifications set forth on Exhibit B; **provided, however,** that such indemnification shall not apply to the extent the Losses are due to SAFE-COM's negligence or intentional misconduct.

(c) SAFE-COM shall indemnify, defend and hold harmless CSL, its successors, subcontractors, agents, employees, officers and directors, from and against any and all claims, costs, demands, liabilities, losses, damages and expenses of whatever nature, including the reasonable attorneys' fees (collectively **"Losses"**) arising out of or due to the sale, supply, use or misuse of the SAFE-COM Product by SAFE-COM, its agents, representatives or customers, or defects in SAFE-COM Instruments which the SAFE-COM Product is integrated with.

(d) Neither the Party against whom indemnification is sought (the **"Indemnitor"**) nor the Party who seeks indemnification (the **"Indemnitee"**) may settle or compromise any claim, suit, action or proceeding without the consent of the opposite Party (which consent must not be unreasonably withheld or delayed) and unless the terms of the settlement or compromise release the opposite Party from any and all liability with respect to the claim and do not impose upon the opposite Party any obligation involving its business operations or assets which is to be satisfied other than by the payment of money.

Article V
Licenses

5.1 CSL License Grant to SAFE-COM.

(a) CSL grants to SAFE-COM a geographically unlimited, exclusive, fully paid up, transferable (subject to the terms of Section 9.3 hereof), royalty-free license and right to use, market and sell the version of the Product referred to in this Agreement as the SAFE-COM Product, it being understood that the exclusive license granted to SAFE-COM shall also encompass and include a non-exclusive license to all of the unencumbered CSL intellectual property contained in the SAFE-COM Product that is not unique to the SAFE-COM Product. No license fees or payments shall be owed by SAFE-COM to CSL for the license. CSL shall not grant any license to any other party to use,

market or sell the SAFE-COM Product without the prior written consent of SAFE-COM, which consent may be withheld in SAFE-COM's sole discretion.

(b) The license granted above to SAFE-COM shall include the right of SAFE-COM to obtain, own and exclusively use trademarks, service marks and trade dress of the SAFE-COM Product, proprietary to SAFE-COM and the SAFE-COM Product.

(c) (intentionally omitted)

(d) The term of this license shall commence on the Effective Date and shall expire as at the date of termination of this Agreement.

.

Article VI
Intellectual Property

6.1 Confidential Information. In the course of performing their duties, rights and obligations under this Agreement, each Party may disclose to the other certain information that is confidential and proprietary, including, but not limited to, information concerning the Product, the SAFE-COM Product, the SAFE-COM Instrument, future unpublished product tests and specifications, future product plans, marketing and sales information, technical dossiers, product drawings, and other information that should reasonably be understood to be confidential. All of such information is deemed in this Agreement to be **"Confidential Information."**

(a) Protection of Confidential Information. Each Party shall protect the confidentiality of the Confidential Information of the other party with same level of care as it uses to protect its own most highly confidential information, and always with at least reasonable care.

(b) Exclusions from Confidential Information. Confidential Information excludes: former Confidential Information after it has become public through no fault of the revealing party; information developed by a Party independently of receiving it from the other Party; information already in the possession of a Party at the time of receiving it from the other Party; and information received from a third party without restriction and without breach of any confidentiality agreement. A Party must produce documentary evidence to prove any exclusion under this Section 6.1 (b) applies.

(c) Investor Disclosures. In order to raise investment finance for a Party , it may be required to disclose the general nature of its business relationship with the other Party in private placement memoranda and/or in public offering documentation. In the case of disclosure in a private offering, such disclosure will be made only to investors who have entered into a confidentiality agreement with the disclosing Party reasonably protecting any information pertaining to the other Party. In the case of a public disclosure, such disclosure with respect to the other Party will be subject to the advance consent of that Party, which consent shall not unreasonably be withheld.

6.2 Trademarks, Patents, Copyrights. If and to the extent that CSL's manufacture and supply of the SAFE-COM Product under this Agreement requires a license of SAFE-COM's trademark, patent, or copyright interests, as determined by SAFE-COM, the Parties shall prepare and execute an agreed license of such interests, which license shall become an Exhibit G to this Agreement.

Article VII
Term and Termination

7.1 Initial Term and Renewal. Unless sooner terminated as provided in Article II or Article VII of this Agreement, the initial term of this Agreement shall be for a period of five (5) years from the Effective Date; **provided** SAFE-COM shall have the right and option to extend the term of this Agreement for an additional five-year (5) period by providing notice to CSL at least twelve (12) months prior to the expiration of the initial term.

7.2 Termination for Cause. In addition to any other remedies available to the Parties, if either Party stands in default of or commits a breach of a material provision of this Agreement, which, if capable of remedy, has not been remedied within 90 days of the Party in default receiving a written request that it be remedied, the Party not in default or breach may cancel this Agreement upon immediate written notice.

7.3 Termination for Insolvency or Dissolution. Either Party may terminate this Agreement in the event that proceedings for reorganization, liquidation, dissolution, bankruptcy or receivership are filed or instituted against or by the other Party and such order, judgment, or decree remains unstayed and in effect for more than ninety (90) days.

7.4 Rights and Obligations upon Termination. In addition to any other remedies available to the Parties, upon termination of this Agreement, SAFE-COM shall be liable to settle any outstanding payment due on the date of termination, and as may be requested, shall immediately return at its own cost, all information that is the property of CSL received from CSL. If CSL has terminated this Agreement due to a breach by SAFE-COM, CSL will, at the written request of SAFE-COM, continue to supply SAFE-COM with the quantities of the SAFE-COM Product requested by SAFE-COM for one (1) year following termination of this Agreement provided that SAFE-COM makes a formal announcement of its discontinuation of the SAFE-COM Product line when such termination is effective. CSL agrees to provide SAFE-COM with the SAFE-COM Product at the same price which it supplied to SAFE-COM immediately prior to the termination and at the volume corresponding to SAFE-COM's forecast for the immediately preceding twelve (12) months. In no event and at no time during the term of this Agreement or thereafter will CSL manufacture, produce, sell, or license the right to manufacture, use or produce the SAFE-COM Product in a manner that it will properly function in any meter other than the SAFE-COM Instrument utilized by SAFE-COM.

Article IX
General Provisions

9.1 Disputes and Governing Law. This Agreement shall be exclusively governed by and construed and interpreted under the laws of England. The Parties agree to the following dispute resolution procedure:

(a) The Parties will attempt in good faith to resolve any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, promptly through negotiation between representatives of the Parties who are duly authorized to resolve the dispute or claim.

(b) If such dispute is not resolved through such good faith negotiations within thirty (30) days, the Parties shall attempt in good faith to resolve the dispute through an alternative dispute resolution ("ADR") procedure as recommended to the Parties by the Centre for Dispute Resolution in England.

(c) If the matter has not been resolved by an ADR procedure within 45 days of the initiation of the procedure, or if either of the Parties will not participate in such ADR procedure, the parties shall be entitled to resolve the dispute or claim by recourse to the Courts of England. The Parties submit to the exclusive jurisdiction of the English Courts.

9.2 Severability. If any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, such provision shall be, to the extent invalid or unenforceable, deemed omitted and the remainder of this Agreement enforced as written.

9.3 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or transferred by either Party, whether directly or by operation of law, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign all or any of its rights and obligations under this Agreement to or among Affiliates of that Party. If either Party is acquired, by whatever means, or if substantially all of its assets referred to or contemplated herein are acquired, such acquiring entity shall be required to assume its the obligations under this Agreement. The Party not subject to change of control or asset transfer ("the Transaction") shall have a right to terminate this Agreement for cause by giving 30 days notice of termination in the event that the new party to the Transaction shall not be reasonably acceptable to the Party not subject to the Transaction.

9.4 Notices. To be effective, all notices permitted or required to be given to a Party under this Agreement must be in writing and delivered by hand, facsimile, or internationally recognized express mail service (including but not limited to governmental mail services) to the address of that Party as specified in this Agreement or such other address as such Party may specify in writing on ten (10) days' notice to the other Party pursuant to this provision. Such notice shall be deemed to have been given upon receipt or rejection by the Party to be charged with notice. The current addresses for notices are as follows:

If to Cambridge Sensors Limited:

Attention: James McCann, Unit 9 Cardinal Park, Godmanchester, Huntingdon, Cambs PE29 2XG, England
Facsimile: 44.1480.482921
Telephone: 44.1480.482920

If to SAFE-COM :

Attention: Tan Siekmann
Burg Lichtenfels, 35104 Lichtenfels, Germany
Facsimile: +49 6454 79 92 – 30
Telephone: +49 6454 79 92 - 35

9.5 Independent Contractors. This Agreement is not intended to create or establish a partnership, joint venture or other legal entity between the Parties or to create any rights, duties or obligations under any applicable law governing partnerships, joint ventures or other associations. The relationship of the Parties is that of independent contractors. Neither Party has the authority to bind the other in any way with respect to third parties, and neither shall represent their relationship otherwise than as provided herein.

9.6 Waiver. To be effective, any waiver must be in writing and signed by the Party granting the waiver. The waiver of any particular breach or default, or any delay in exercising any rights under this Agreement, shall not constitute a waiver of any subsequent breach or default.

9.7 Compliance with Laws. The Parties shall comply with all applicable laws. CSL shall inform SAFE-COM of applicable laws of the United Kingdom as appropriate for carrying out the intent and terms of this Agreement

9.8 Translation. In the event this Agreement is translated into a language other than English, the parties acknowledge that in the case of any conflict between this version and any translated version of this Agreement, the English version shall govern in all respects.

9.9 Force Majeure. Both Parties to this Agreement shall be excused from the performance of their obligations hereunder, and shall be excused for so long as such conditions continue, if such performance is prevented by conditions beyond the control of the Parties, such as voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, strike, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, that the Party experiencing such conditions must promptly notify the other Party of the fact, nature, and expected duration of such conditions and shall upon the cessation of such conditions promptly resume the performance of its obligations under this Agreement; **provided, further,** that after thirty (30) consecutive days of suspension of performance of this Agreement by reason of such conditions, either Party may terminate this Agreement upon notice to the other Party.

9.10 Entire Agreement. This Agreement, including all Exhibits attached hereto or agreed to and signed by the Parties in the future as applicable to this Agreement, shall constitute the entire agreement of the parties with respect to the subject matter of this Agreement.

9.11 Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of these together shall constitute one and the same instrument or document.

9.12 Cooperation. Each Party hereto shall cooperate, shall take further action and shall execute and deliver such further documents as may be reasonably requested by the other Party to carry out the provisions and purposes of this Agreement.

9.13 Validity. Each Party warrants that it has taken all necessary corporate action to validly enter into this agreement and is free of any encumberances, liens, licences or obligations to third parties that would prevent it from entering into the Agreement or fulfilling its obligations under the Agreement.

10. In order to comply with the requirements of the jurisdictions in which the SAFE-COM Product is to be sold the Parties agree as follows: CSL shall keep traceability records of all materials and processes used to manufacture SAFE-COM Product. To ensure conformity with EC Directive 98/79/EC and ISO 13485 SAFE-COM shall, at its own cost and where reasonably possible, carry out downstream traceability of product supplied to SAFE-COM by CSL. SAFE-COM shall actively keep records of LOT numbers of product supplied by SAFE-COM to its distributors. SAFE-COM shall also ensure that further downstream traceability is carried out by contractually obliging its distributors to actively keep records of LOT numbers and amounts of product supplied by its distributors to the end users of the product.

10.1 SAFE-COM and CSL agree to carry out post market surveillance of the SAFE-COM product and manage vigilance in accordance with the guidance given in MEDDEV 2.12-rev 4 April 2001 – Guidelines on a medical device vigilance system. SAFE-COM shall contractually oblige its distributors to carry out post market surveillance of the SAFE-COM product and manage vigilance in accordance with the guidance given in MEDDEV 2.12-1 rev 4 April 2001 – Guidelines on a medical device vigilance system.

10.3 SAFE-COM and CSL agree to discuss and implement a customer complaint handling system.

10.4 SAFE-COM, CSL and their distributors shall be required to hold copy and familiarise themselves with the guidance given in MEDDEV 2.12- rev 4 April 2001- Guidelines on a medical device vigilance system

IN WITNESS WHEREOF, as of the Effective Date, the parties have caused their respective representatives to sign and execute this Agreement in counterpart and each Party holds one copy.

Cambridge Sensors Limited	**SAFE-COM GmbH & Co. KG**
By T. McLean	By Jan Siekmann
Its Director.	Its [signature]
An Authorized Officer	An Authorized Officer

LIST OF EXHIBITS

EXHIBIT A	The Product; Jurisdictions Where Patents Have Been Received or Applied for
EXHIBIT B	The SAFE-COM Product Description; Specifications for SAFE-COM Instruments
EXHIBIT C	Form of Purchase Order
EXHIBIT D	Minimum Purchase Requirement
EXHIBIT E	SAFE-COM Product Price
EXHIBIT F	Development Work Plan

EXHIBIT A

THE PRODUCT; JURISDICTIONS WHERE PATENTS HAVE BEEN RECEIVED OR APPLIED FOR

The Product

A single use test strip for attaching to the signal readout circuitry of a sensor to detect a current representative of the concentration of a compound in a drop of whole blood to be used for testing for blood glucose levels.

Jurisdictions Where Patents Have Been Received or Applied For

1) Mesh Fill Device. PCT/GB/01624

US Patent granted:
Pending applications in Canada, Japan and the EPO (the latter designating Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Italy, Ireland, Netherlands, Sweden and United Kingdom). As of November 14th 2005 these patents are granted in Europe and Canada.

2) Method for the Reduction of Haematocrit Effects in Test Strips and Biosensors

UK Application filed on 20th September 2003
PCT/GB2004/004006 (European states not specified at date of Agreement)

EXHIBIT B

THE SAFE-COM PRODUCT DESCRIPTION; SPECIFICATIONS FOR SAFE-COM INSTRUMENT

SAFE-COM Instrument

An instrument capable of correctly reading the SAFE-COM Products and no other CSL Product

Specification for the SAFE-COM Product

Feature / Performance Parameter	Specification
1. Strips/Vial Manufacturer/Supplier	Cambridge Sensors Limited (CSL) Units 9 & 10 Cardinal Park Godmanchester Huntingdon PE29 2XG
2. Meter/check strip Manufacturer/Supplier	To be decided by SAFE-COM.
3. Sample Type	Fresh Capillary Whole Blood (from finger tips)
4. Sample Volume	Less than to 1 µL (minimum requirement 600nL)
5. Shelf Life	18 months (unopened shelf-life) with accelerated studies . Real time studies with a target shelf life of 24 months.
6. Total Test Time (from the time of sample detection to the time of displaying results on the meter)	10 seconds
7. Operating Humidity Range	20-90% ; storage 90% max (non-condensing)
8. Operating Temperature	50-104 F (10-40 °C)
9. System Check Strip	None
10. Hematocrit range	25-55%
11. Cleaning Required	None
12. Sample Application	Edge fill. Strip is placed in the meter and then a sample is applied
13. Range of Glucose Measurement	20-525 mg/dL (equivalent in mmol/L = 1.1 –

Feature / Performance Parameter	Specification
	29mM)
14. Force to insert strip	Depends on contacts
15. Force to remove strip	Depends on contacts
16. Glucose Outside Measurement Range (to be displayed by the meter) – below 20 and above 525 mg/dL	"Lo" below 20 mg/dL and "Hi" above 525 mg/dL
17. Measurement Technology	Amperometric
18. Performance check of strip/meter system	Control solution – Low/Normal/High – Glucose concentration
19. Control Solution formulation	Developed third party
20. Control Solution shelf Life	18 months (unopened shelf-life) with accelerated studies. Real time studies after the launch with a target shelf life of 24 months.
21. Control Solution Opened shelf-life	90 days from the date of opening
22. Calibration of strip/meter system	Equivalent spiked venous blood
23. Type of Glucose Result	Plasma blood glucose for Plasma glucose referenced strips
24. Coding of Strips	Calibration code entered by user
25. Strip vial packaging size	50 per vial for retail
26. Accuracy of strip/meter system	At least +/-20% relative to YSI in clinical trials with a minimum of 100 patients for 510(k) submission Correlation Coefficient of Regression > 0.95
27. Precision of strip/meter system	Typical CV of the Standard Deviation CV 2-6%. Testing as per ISO/NCCLS precision measurement procedures
28. Control Solution Performance Range when used with strips/meter	Low ~ 40-70 mg/dL; Normal ~ 110-190mg/dL High ~ 270-440 mg/dL (batch dependent)
29. Blood Glucose Resolution on meter/strip system	Minimum of 1 mg/dL or 0.1 mmol/L
30. Size of Strip	~ 29.3 mm x 6 mm x 0.27 mm

Feature / Performance Parameter	Specification
31. Weight of Strip	*~ 0.1 g*
32. Strip Shelf Life After Opening	90 days
33. Touchable test strips	Yes
34. Strip Vial	Plastic with desiccant sleeve vial
35. Strip vial size	Ø30 x 52mm
36. Altitude	To 10,000 ft
37. Strip packaging carton/labeling	Distributor to provide all graphics artwork and labeling text/artwork
38. Manufacturing Compliance	with FDA21CFR820 – cGMP final rule – Quality Systems Regulation, EN46002:1996
39. Design History File	CSL will maintain a DHF for all design related documentation required for FDA .
40. Strip & Strip packaging Material – materials that will come into skin contact with patients	Not applicable
41. Interference	There will not be any interference other than those normal to self-monitoring blood glucose systems. At normal therapeutic levels no interference from ascorbic acid, salicylate, paracetamol. Xylose interference (patients asked not to use test after xylose tolerance test)
42. Transportation/Storage conditions	The strips will withstand normal shipping and storage conditions for blood glucose monitoring strips -without special requirements.
43. Labeling	prEN376 – Labeling of in vitro diagnostic reagents for self-testing
44. Calibration Codes for Strip Lots	Code in number

EXHIBIT C

FORM OF PURCHASE ORDER

SAFE-COM letterhead

Purchase Order Number _________

To: CSL

Cambridge England

_____units XXX Blood Glucose strips @ _____each Total __________

Shipping Point: Cambridge
Ship By: ___________
Terms: FOB; _____% with order; ______% on acceptance.

Signed ____________________ Date___________
Authorized Agent

EXHIBIT D

MINIMUM PURCHASE REQUIRSAFE-COMENT

SAFE-COM will be obligated to purchase 8 million SAFE-COM Products in the 18 months after commercial launch. The minimum purchases required of SAFE-COM for the immediately succeeding four years, adjusted to annual rates, will equal the following cumulative increases over the Initial Period: (i) 100%; (ii) 50%; (iii) 33.3%; (iv) 25%; and (v) a minimum of 15% thereafter; provided, however, in no case will such purchases exceed thirty-three percent (33%) of total CSL production of Products. The maximum number of SAFE-COM Product that can be purchased annually by SAFE-COM under this Agreement is 400 million SAFE-COM Products.

EXHIBIT E

SAFE-COM PRODUCT PRICE

(Note) SAFE-COM is responsible for providing fully finished artwork for all packaging, labels and artwork for the SAFE-COM Product in a format that the CSL printers can use. The cartons and IFU for the SAFE-COM product and label sizes shall be the same as the standard format used by CSL. Orders for packaging materials shall meet minimum economic order quantities for these prices to prevail. Orders less than this size will attract a surcharge.)

(a) For the initial five (5) years, the price of the SAFE-COM Product will be as below for each SAFE-COM Product. This and all prices for the SAFE-COM Product are FOB Cambridge, UK. .

(b) The SAFE-COM Product Price Per Unit will be in Euro's as set out in (B)

(B) Volume discounts to be as follows:

SAFE-COM Product ordered *and prepaid according to payment terms for* in each 12 month period starting with commercial launch, and in 12 month periods thereafter (Millions)	Price per SAFE-COM Product in vial of 50 with carton, IFU and vial label (Euro's)
0-10	0.115
10-50	0.11
50+	0.105

Notes:

1. This price includes the cost of vial, vial label, carton and strip IFU.
2. The price for vials containing 10 products (Unit of 10) shall be 2.7 Euro's per Unit of 10 including IFU, vial label and carton.

Exhibit F: Confidential Work Plan for development of Low Volume Glucose Sensor

Updated December 8th 2005

Introduction and Background:

The intention of the development plan is to modify the existing CSL glucose test strip to allow it to be used with a new client (SAFE-COM) meter. This new test system will then be:

- CE marked for sale in the European community
- At a later date 510(K) approved for interstate sale in the USA.

All work carried out at CSL is carried out to GMP/GLP guidelines. Data to support submissions is recorded by the Cambridge Sensors Ltd. QA system as required by Directive 98/79/EC. Technical documentation is compiled in a 3 level format to enable the reviewer to initially gain an overall picture of the product being described and then, where required, drop down into detailed design history and descriptions of how the essential requirements were met. Finally level 3 is the accumulation of all of the raw data gathered in the proving of the requirements. The structure of the system is described at the end of this work plan.

In order to achieve the required registrations following activities will be carried out:

Phase 1: Specification Development, Organizational Design, QA and Management responsibilities, Logistics.

Specification of System (meter, calibration system, strips and control solutions). Vendors will be selected for each part of the system and complete specifications drawn up, together with timing of key activities. It is envisaged that:

- Strips will have minimal changes from the existing CSL design (artwork changes only).
- Strips will be compatible solely with the new meter design.
- Calibration will be via a number
- Packaging will be in vials of 50 and 10 for the starter kit
- The strip specification will include a specification of output data from the strip which will allow meter development to proceed.

Selected Organisations will appoint key individuals to the required tasks.

System responsibilities (documentation, design history files, sign off and releases) will be defined for both the development phase and the manufacturing phase.

QA and Regulatory Affairs responsibilities will be defined for both the development and manufacturing phase. CE marking and 510 (k) will be the responsibility of the organisation putting the device on the market. CSL will supply documentation as described in LEVEL 1 below and allow Notified Body access to additional documentation to support the registration process.

Logistics flow will be defined for each participant.

Phase 2: Testing and validation of First Phase meters from supplier.
(Phase 2 can only begin upon delivery of instruments from instrument suppliers)
Using the first meters available from the meter supplier we will assess current response and verify calibration methods on spiked human blood. If necessary we shall work with the meter vendor on modifications until the meter is adequate for use in Phase 3. Phase 3 can only be carried out with a functionally equivalent meter to the final device. For registration clinical the appearance of the meter must also be equivalent to the final devices. At the end of this phase the calibration method will be verified.

The work will include:

- Development of new temperature compensation software.
- Breadboard validation of instrumentation, followed by testing and validation of electronics systems.
- Development and validation of error coding.
- Development of new code system and software together with calibration machinery (note this will be determined by meter manufacturer)

Phase 3: Development/testing/clinicals.
The following information package will be developed using completed, or functionally equivalent, meters from the meter supplier. Note that the clinical studies are performed in the UK or the USA by the client. CSL is prepared to conduct the trials as a subcontractor, but this is not included in the budget. Clinicals must be performed with completed IFU's. We are unable to give any guarantees that such non US based studies will be acceptable to the FDA. All user documentation (IFU's, user manuals, packaging artwork and design) is the responsibility fo the client.

Three complete batches of product will be manufactured in our plant with final artwork. Where time permits this material will be used for all testing, alternatively functionally equivalent strips will be used.

Items marked * are the responsibility of the meter supplier/client. CSL will carry out clinicals if requested by SAFE-COM at the cost of SAFE-COM and will investigate using existing clincal data to assist SAFE-COM in obtaining approval. Such data to be made available on a shared cost basis. This costing assumes that the exisitng stabilty and storage methods are not changed.

1.0 DEVICE SUMMARY, DESCRIPTION, INTENDED USE, REGULATORY BACKGROUND

Meter qualification Plan *
Hardware Development Plan *
Hardware Requirement Specification *
Hardware Verification Test Plan *
Software Development Plan *
Software Requirements Specification *
Software Verification Test Plan *
Software Verification Test Protocol *
Software Verification Test Report *
Software Release Document *
Risk Management File for the Meter *
Risk Management File for the Test Strip

2.0 NON-CLINICAL PERFORMANCE STUDIES

2.1 Linearity and Dynamic Range of Blood Glucose Monitoring System

Purpose
Study Design
Associated Documents
Methods
Materials and Equipment
Preparation of YSI 2300 Analyser and Glucose Meters
Preparation of Venous Blood Samples
Preparation of Spiked Glucose Levels
Strip Testing Procedure
Data Analysis
Acceptance Criteria
Results and Conclusions
Means, Standard Deviation and % CV
Bias against YSI
Correlation Coefficient
Clarke Error Grid

2.2 Precision Study Protocol of Blood Glucose Monitoring System

Purpose
Study Design
Associated Documents
Procedure
Materials and Equipment
Preparation of YSI 2300 Analyser and Glucose Meters
Preparation of Spiked Glucose Levels
Strip Testing procedure
Data Analysis
Within-Run Precision for Both Venous Blood and Control Solutions
Between-Run Precision for Control Solutions
Acceptance Criteria
Within-Run Precision for Both Venous Blood and Control Solutions
Bias Against YSI will be Less Than 18Mg/D1 for Glucose Levels
Less Than 100 Mg/D1 and Less than 20% for Glucose Concentrations
Greater Than 100 Mg/D1 and MAB will be Less Than 15%
Between-Run Precision for Control Solutions Acceptance
Criteria: (1) CV's for all Glucose Levels will be Less than 8%
Results and Conclusions
Within-Run Precision: Venous Blood Testing
Within-Run Precision – Control Solution Testing

Data Analysis
Acceptance Criteria
Results and Conclusions

3.0 CLINICAL TESTING SUMMARY. We will supply our existing protocols for these clinicals to SAFE-COM and provide reasonable technical support, at SAFE-COM's expense, and advice in setting these clinicals up. However all clinicals (including insurance) will be carried out by SAFE-COM at SAFE-COM's expense. Documentation, record keeping and analysis of these clinicals will be SAFE-COM's responsibility. Alternatively we could do the studies for you, but this is not included in the budget.

Introduction*
Design of the Clinical Study (100 patients selected at an outpatient clinic, use of predicate device and lay user study)*
Results*
Patient Result with New System vs. HCP Results with New System*
HCP Results with New System vs. HCP Results with Predicate*
HCP Results with New System v the Lab Instrument*
Patient Evaluation of the New System*
Conclusions*
* SAFE-COM responsibility

4.0 SUBSTANTIAL EQUIVALENCE

Indications for Use
Comparison of Technological characteristics
Conclusion

5.0 APPENDICES

Labelling for the New System and the Predicate Device ~~(LifeScan Ultra® Blood Glucose Monitoring System)*~~
New System Kit Box Label*
New Test Strips Box Label*
New Test Strips Vial Label*
New Test Strips Package Insert*
New Controls Package Insert and Control Solution Vial Label*
New User's Log Book*
New Reference Guides*
New Meter User Manual*
Labelling for the Life Scan Ultra® Blood Glucose Monitor/Predicate*

Hardware and Software Information*
Qualification Plan for the New Meter*
Hardware Development Plan for the New Meter*
Hardware Requirement Specifications for the New Meter*
Hardware Verification Test Plan for the New Meter*
Software Development Plan for the New Meter*
Software Requirements Specifications for the New Meter*
Software Verification Test Plan for the New Meter*
Software Verification Test Protocol for the New Meter*

Software Verification Test Report for the New Meter*
Software Release Document for the New Meter*
FMEA for the New Meter*
FMEA for the New Meter*

Clinical Study Information*
Clinical Study Protocol*
Clinical Study Population Demographics Analysis*
Clinical Study Participant Questionnaire*
Summary of Clinical Study Results*
Patient Evaluation of the New System*
Summary of Patient Evaluation of the New System*

Phase 4: Documentation Drafting, Submission and Management

SAFE-COM shall be responsible *for writing* and submitting for 510 (k) and CE registration and liaising with the regulatory authorities. Information for the document shall be produced as described in Phase 3 above and suplied by CSL.

Phase 5: QC Documentation development/Modification/Validation.

New work Instruction will need to be issued for:

- QC testing
- Code number final QC.
- System release
- Traceability, fault tracing and record keeping.

Timing and Costing:

The cost of the programme is based upon skilled laboratory time being charged at £50/hour and senior management time being charged at £80/hour. Senior management includes Operations, Production and QA/Regulatory Affairs managers.

Note that elapsed times are estimates, overlap and will vary as the programme is designed.

The following are costs *euros* only, assuming we work with SAFE-COM as the meter supplier.:

Phase	Cost (Euro)	Time Elapsed
1	10,000	0.5-1 month
2	60,000	4 months
3	80,000 (excludes clinicals)	5 months
4	0	3 months
5	0	1 month
Totals	Euro 150,000	

Payments will be made at the beginning of each Phase. SAFE-COM shall have the right to cancel the program at the end of each Phase (see main contract).

Notes: The following costs are excluded:

1) Development costs of a code number calibration machine. To be developed by SAFE-COM.
2) Costs of any patent searches, patent opinions, and legal opinions required.
3)Any development work on the control solutions other than testing of the meter and strips on completed control solutions supplied by a third party vendor.
4) Costs of supply of meters and control solutions from third party vendors.
5) The costs of any external clinics and insurances. Estimated to be $100,000 in USA and £20-30,000 in the UK. Latest estimate was £27,000 for the UK.
5) SAFE-COM is responsible for all packaging and instructional use materials including IFU's, artwork, user manuals, including materials for use in trials and all associated artworks. Editing , checking or advice on these materials from CSL staff is not included in the budget.(Excludes prodcution costs of these items where they are already included in the price.)
6) SAFE-COM is responsible for all document preparation for the FDA and CE submission

7) We have assumed that the existing dataset for interferences, altitude, oxygen, volume dependency, stability (in use and storage) can all be used. If they cannot then the budget will rise to cover these experiments.

Note on Documentation Structure for CSL

LEVEL 1 - Overview

This file contains overall summaries and top level descriptions of the following:

COMPANY
- Company Information
- Key Personnel – Organisation chart
- Overview of the Quality System - Certificates

PRODUCT
- Product Description and Intended Use
- Performance Specification
- Product Configuration
- Risk Analysis Summary
- Manufacturing Overview – Quality Control Checks

EC COMPLIANCE
- Classification and Route to Conformity
- Declaration of Conformity
- Intended Market
- Labelling Examples
- Essential Requirements Checklist

LEVEL 2 – Design Detail

This file contains details of the design history of the product and descriptions of how the essential requirements were met:

DESIGN HISTORY

- ***Design development planning***
  - Market Analysis
  - Project Proposal
  - Project Initiation
  - Project Team
  - Project Plan

- ***Design Input***
  - Stated Needs
    - Customer Requirement Specification
  - Implied Needs
    - Marketing Requirements Specification
  - Documentation Requirements
  - Environmental Requirements
  - Skills Requirements

- ***Design Output***

- Design Specification Test Strip
- Performance Specification Test Strip
- Desiccant Vial Specification

MEETING THE ESSENTIAL REQUIREMENTS

- ***General Requirements:***
  - Risk Analysis
  - State of the Art Analysis
  - Labelling Examples
  - Design Performance
    - Linearity
    - Precision
    - Accuracy
    - Interference
    - Volume dependency
    - Blood Oxygen dependency
  - Reference Controls
    - Control Solution Qualification
  - Stability
    - Shelf life opened
    - Shelf life unopened
- ***Design & Manufacturing Requirements:***
  - Material Compatibility
  - Restrictions for Use
    - Haematocrit
  - Compatibility Study
    - Altitude
    - Temperature
    - Humidity
  - Labelling
    - Readability
    - User Comprehension
  - Labelling
    - Application of the CE mark
    - Use of Symbols
    - Instructions for Use
    - Vial Label
    - Vial Box

Level 3 – Raw dat